      MASSACHUSETTS ELECTRIC COMPANY
Statement of Income
Twelve Months Ended March 31, 2000
(Unaudited)
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          (In Thousands)

Operating revenue     $1,343,572
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Operating expenses:
     Purchased electric energy:
          Non-affiliates     563,028
          Contract termination charges from
            New England Power Company, an affiliate     180,793
     Other operation     319,404
     Maintenance     35,991
     Depreciation     66,764
     Taxes, other than income taxes     35,006
     Income taxes     44,255
                    ----------
          Total operating expenses     1,245,241
                    ----------
          Operating income     98,331

Other income (expense), net     633
                    ----------
          Operating and other income     98,964
                    ----------
Interest:
     Interest on long-term debt     26,714
     Other interest     11,774
     Allowance for borrowed funds used during
      construction - credit     (597)
                    ----------
          Total interest     37,891
                    ----------

          Net income     $   61,073
                    ==========



Statement of Retained Earnings


Retained earnings at beginning of period     $  221,216
Net income     61,073
Dividends declared on cumulative preferred stock     (620)
Dividends declared on common stock     (85,133)
Purchase accounting adjustment     (197,288)
                    ----------
Retained earnings (deficit) at end of period     $     (752)
                    ==========

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